Exhibit 10.4

AMENDMENT NO. 1

TO THE

TAX RECEIVABLE AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Tax Receivable Agreement (the “Tax Receivable Agreement”), dated as of May 25, 2018, by and among EVO Payments, Inc. (the “Company”), EVO Investco, LLC (“Operating Company”) and the Members of Operating Company party thereto is entered into as of August 1, 2022, by and among the undersigned parties hereto (collectively, the “Parties”).

RECITALS

WHEREAS, the Company, the Operating Company and the Members of Operating Company are parties to the Tax Receivable Agreement;

WHEREAS, concurrently with the execution of this Amendment, the Company, Global Payments Inc., a Georgia corporation (“Parent”), and Falcon Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (“Merger”);

WHEREAS, concurrently with the execution of this Amendment, Blueapple, Inc. (“Blueapple”), the Company and Parent are entering into that certain Common Unit Purchase Agreement (the “CUPA”), pursuant to which, among other things, the Company, concurrently with the Merger, will acquire all of Blueapple’s Common Units in exchange for the Purchase Price (as such term is defined in the CUPA) pursuant to and in accordance with the terms of the CUPA (the “Blueapple Sale”);

WHEREAS, concurrently with the execution of this Amendment, MDCP Cardservices II LLC, Madison Dearborn Capital Partners VI-C, L.P. and MDCP Cardservices LLC (collectively, the “MDP Entities”), the Company, Parent and Merger Subsidiary are entering into that certain Voting and Support Agreement, pursuant to which, among other things, the MDP Entities will, automatically and without further action on the part of any party, exchange all of their Paired Interests (as such term is defined in that certain Exchange Agreement, dated as of May 22, 2018 by and among the Company, Operating Company and the other parties thereto (the “Exchange Agreement”)) for shares of Class A Common Stock of the Company (the “Exchange”), effective concurrently with and conditioned upon the Effective Time (as such term is defined in the Merger Agreement), following which the MDP Entities will be entitled to receive the Merger Consideration (as such term is defined in the Merger Agreement) pursuant to and in accordance with the terms of the Merger Agreement for the shares of Class A Common Stock so received;

WHEREAS, the Merger and the other transactions contemplated by the Merger Agreement constitute a Change of Control pursuant to the terms of the Tax Receivable Agreement;

WHEREAS, in connection with and contingent and conditioned upon consummation of the Merger and the transactions contemplated thereby, the Company desires to terminate the Tax Receivable Agreement and all amounts payable thereunder by paying to the TRA Payment Recipients, simultaneously and on the Closing Date of the Merger, the Final TRA Payments set forth herein; and

WHEREAS, the Parties desire to execute this Amendment to clarify (i) the amount of such Final TRA Payments, (ii) that the Tax Receivable Agreement will be terminated, automatically and without any further action of the Parties hereto, following the payment by the Company of such Final TRA Payments and (iii) certain other terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1.    Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the Tax Receivable Agreement. This Amendment is intended to and shall constitute an amendment of the Tax Receivable Agreement. To the extent there is a conflict or inconsistency between the terms of this Amendment and the terms of the Tax Receivable Agreement (prior to giving effect to this Amendment), this Amendment shall govern.

2.    Tax Receivable Agreement Acceleration Upon Change of Control. The Parties agree that the consummation of the transactions contemplated by the Merger Agreement (including the Merger) will, if consummated in accordance with the terms of the Merger Agreement, constitute a “Change of Control” as defined in the Tax Receivable Agreement. Furthermore, the Parties agree that, notwithstanding anything to the contrary contained in the Tax Receivable Agreement and without any further action on the part of any Person (including the Parties), the Tax Receivable Agreement shall be terminated in its entirety upon payment of the Final TRA Payments described herein, and thereafter no Person shall have any further rights or obligations under the Tax Receivable Agreement; provided that, notwithstanding anything to the contrary in this Amendment, prior to the Effective Time and the payment of the Final TRA Payments, this Amendment shall not have any effect on the rights and obligations of the parties to the Tax Receivable Agreement set forth in the Tax Receivable Agreement.

3.    Final TRA Payments.

a.    The Parties agree that, on the Closing Date (as such term is defined in the Merger Agreement) (the “Closing Date”) at the Effective Time, the Company shall pay, or cause to be paid, simultaneously, to each TRA Payment Recipient, an amount equal to (i) the amount set forth opposite such TRA Payment Recipient’s name on Annex A hereto minus (ii) any payments made under the Tax Receivable Agreement to such TRA Payment Recipient between the date hereof and the Effective Time (such payment contemplated by clause (ii), the “Interim TRA Payment” and such payment as calculated pursuant to clause (i) and (ii), the “Final TRA Payment” and collectively, the “Final TRA Payments”) by wire transfer of immediately available funds to an account designated in writing by such TRA Payment Recipient to the Company prior to the Closing (as such term is defined in the Merger Agreement).

b.    Annex A shall not be amended, modified or otherwise adjusted without the prior written consent of all of the Parties and Parent, except as contemplated by Section 3(a). Each TRA Payment Recipient hereby waives (and shall be deemed to waive) its right to receive any schedules, notices and documentation described in Article III or Article IV of the Tax Receivable Agreement relating to the calculation and payment of any Final TRA Payment. Upon receipt by a TRA Payment Recipient of its respective Final TRA Payment, the Company, Operating Company and their Affiliates (including Parent and its Affiliates following the Effective Time) shall have no further obligation under the Tax Receivable Agreement to such TRA Payment Recipient or any other Person claiming through such TRA Payment Recipient on account of such TRA Payment Recipient’s interest in the Tax Receivable Agreement, and each TRA Payment Recipient hereby accepts (and any TRA Payment Recipient not a Party to this Amendment shall be deemed to accept) such TRA Payment Recipient’s respective Final TRA Payment in full satisfaction of all amounts to which such TRA Payment Recipient is or would be entitled under the Tax Receivable Agreement and releases, remises and forever discharges the Company, Operating Company and their Affiliates (including Parent and its Affiliates following the Effective Time) and its and their respective successors, shareholders, directors, officers and employees from any obligation under the Tax Receivable Agreement, except for such TRA Payment Recipient’s right to receive its Final TRA Payment.

4.    Intended Tax Treatment. Consistent with the terms of the Tax Receivable Agreement, the Parties agree that for United States federal tax purposes (including Section 743 of the Code) and for similar purposes of state, local and foreign law, as applicable, (a) a portion of the Final TRA Payment paid to a TRA Payment Recipient hereunder is attributable to Common Units that were sold or exchanged by the TRA Payment Recipient (including the MDP Entities and Blueapple) in connection with transactions not contemplated by the Merger Agreement and is intended to be treated as additional consideration to such TRA Payment Recipient with respect to such Common Units, unless otherwise required by law, with a portion of such additional consideration treated as imputed interest to the extent required by law (as reasonably determined by the Company) (payments pursuant to this clause (a), “Historic TRA Payments”), and (b) the remainder of the Final TRA Payment paid to such TRA Payment Recipient is intended to be treated for all tax purposes as additional consideration payable to such TRA Payment Recipient hereunder by the Company for the Common Units exchanged by such TRA Payment Recipient (including the MDP Entities and Blueapple) concurrent with the Merger pursuant to the Voting and Support Agreement or the CUPA, as applicable (the “Intended Tax Treatment”). In connection with the payment of the Final TRA Payment to each TRA Payment Recipient, such TRA Payment Recipient will be provided a statement which sets forth the tax allocation of the Final TRA Payment to the Common Units exchanged as between clauses (a) and (b) of the foregoing. Any reduction to a Final TRA Payment by reason of any Interim TRA Payment pursuant to Section 3(a) shall reduce the Historic TRA Payments. The TRA Payment Recipients, on the one hand, and Parent and the Company, on the other hand, shall promptly provide each other with such additional information and assistance as reasonably requested by the other party in connection with tax reporting matters relating to the payments contemplated by this Amendment. As part of the Intended Tax Treatment, the Final TRA Payments hereunder will be further allocated to and among the assets of Operating Company for purposes of Section 743 of the Code and otherwise as required for purposes of the Code as reasonably determined by the Company consistent with the applicable provisions of the Code and the regulations thereunder and the Company shall provide such allocation to the MDP Entities and Blueapple for the MDP Entities’ and Blueapple’s review and comment prior to finalization. The Parties shall file all Tax Returns in a manner consistent with the Intended Tax Treatment hereunder and shall not take a position on any Tax Return or in connection with any administrative or judicial or similar proceeding in respect of Taxes that is inconsistent with the Intended Tax Treatment, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

5.    Amendment Termination. This Amendment shall terminate, be void ab initio and be of no force and effect upon the earliest to occur of: (a) the valid termination of the Merger Agreement pursuant to Article 10 in accordance with its terms; (b) an amendment to the Merger Agreement effected without the consent of the Requisite TRA Payment Recipients that (x) decreases the amount of or changes the form, of Merger Consideration (as such term is defined in the Merger Agreement) or (y) extends the End Date (as such term is defined in the Merger Agreement) (other than in accordance with Section 10.01(b)(i) of the Merger Agreement); or (c) the occurrence of a Change of Control other than the transactions contemplated by the Merger Agreement. For the avoidance of doubt, the termination of this Amendment shall not by itself constitute a termination of the Tax Receivable Agreement. Following the termination of this Amendment, all obligations of each of the Parties under this Amendment will terminate, without any liability or other obligation on the part of any Party to any person in respect of this Amendment or the obligations hereunder, and no Party shall have any claim against another Party (and no person shall have any rights against another Party hereto), whether under contract, tort or otherwise, with respect to this Amendment or the obligations under this Amendment and the Tax Receivable Agreement shall remain in full force and effect. Notwithstanding the foregoing, nothing in this Amendment or any termination of this Amendment shall relieve any Party from liability from any Willful and Material Breach of this Amendment prior to such termination. The Parties acknowledge and agree that this Agreement has been approved, executed and delivered by all Persons required to amend the Tax Receivable Agreement pursuant Section 7.6(b) of the Tax Receivable Agreement.

6.    Amendments; Waivers. Notwithstanding anything to the contrary in Section 7.6(b) of the Tax Receivable Agreement, the Parties acknowledge and agree that neither this Amendment nor the Tax Receivable Agreement may be amended, restated, modified or supplemented and no provision hereof or thereof may be waived unless such amendment, restatement, modification, supplement or waiver is approved in writing by (a) Parent, (b) the Company and (c) the TRA Payment Recipients (including, in all circumstances, MDP and Blueapple) who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Payment Recipients under the Tax Receivable Agreement if the Company had exercised its termination rights under Section 4.1(a) of the Tax Receivable Agreement on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Payment Recipient pursuant to the Tax Receivable Agreement since the date of such most recent Exchange) (the “Requisite TRA Payment Recipients”).

7.    Representations and Warranties of the Company and Operating Company. The Company and Operating Company each represent and warrant to the TRA Payment Recipients and Parent as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

a.    Such Party has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by such Party of this Amendment and the performance by such Party of this Amendment and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Party. This Amendment has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

b.    Neither the execution and delivery by such Party of this Amendment, nor the consummation by such Party of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of such Party, (ii) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party or any of its properties or assets.

c.    Such Party acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the TRA Payment Recipients furnished or made available to such Party and its representatives except as expressly set forth in this Amendment, the Merger Agreement, the CUPA or the Voting and Support Agreements (as such term is defined in the Merger Agreement).

8.    Representations and Warranties of the TRA Payment Recipients. Each of the TRA Payment Recipients listed on Annex A represents and warrants to the other Parties hereto and Parent as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

a.    Such Party has all requisite power and authority (corporate or otherwise) to execute and deliver this Amendment and to perform its obligations hereunder. Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). The execution and delivery by such Party of this Amendment and the performance by such Party of this Amendment and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Party. This Amendment has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party and each other person entitled to payment under the Tax Receivable Agreement, enforceable against such Party and each other person entitled to payment under the Tax Receivable Agreement in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

b.    Neither the execution and delivery by such Party of this Amendment, nor the consummation by such Party of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of such Party, (ii) require on the part of such Party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party or any of its properties or assets.

c.    Such Party acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to such Party and its representatives except as expressly set forth in this Amendment, the Merger Agreement, the CUPA or any Voting and Support Agreement (as defined in the Merger Agreement).

9.    Third Party Beneficiary. The Parties agree that Parent is an express third party beneficiary of this Amendment and this Amendment is enforceable by Parent in all respects and no provision of this Amendment may be modified, amended, adjusted or waived without Parent’s written consent.

10.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

a.    This Amendment and all claims and causes of action hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

b.    Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purposes of any suit, action or other proceeding arising out of or related to this Amendment, the other agreements contemplated hereby or any transaction contemplated hereby (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or related to this Amendment or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Amendment or the transactions contemplated hereby which is instituted in any such court. Notwithstanding the foregoing, the Parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in the Tax Receivable Agreement be effective service of process for any suit, action or proceeding brought in any such court.

c.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT, THE MERGER, THE MERGER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.    Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

12.    Entire Agreement. This Amendment, the Tax Receivable Agreement, the Merger Agreement (including any exhibits hereto), the Exchange Agreement, the CUPA and other agreements among the Parties as contemplated by or referred to herein and therein constitute the entire agreement among the Parties with respect to the subject matter of this Amendment and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof (including the Tax Receivable Agreement).

13.    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their obligations under the provisions of this Amendment in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Amendment and to enforce specifically the terms and provisions hereof in the courts described in Section 10 without proof of damages, this being in addition to any other remedy to which they are entitled under this Amendment and any other agreement executed in connection herewith, at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Amendment and without that right, the Parties would not have entered into this Amendment. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment in accordance with this Section 13 shall not be required to provide any bond or other security in connection with any such order or injunction.

14.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other Governmental Authority (as defined in the Merger Agreement) to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.    Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment. References to Sections are to Sections of this Amendment unless otherwise specified. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “shall” shall be construed to have the same meaning as the word “will”. Whenever the words “include”, “includes” or “including” are used in this Amendment, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Amendment” shall be deemed to refer to the date set forth in the preamble of this Amendment. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one (1) month or year for purposes of this Amendment will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in Amendment Agreement to “dollars” or “$” shall be to U.S. dollars. The terms “beneficially own,” “beneficially owned” and “beneficial owner” shall each have a correlative meaning. “Willful and Material Breach” means a material breach of, or a material failure to perform, any covenant, representation, warranty or agreement set forth in this Amendment, in each case that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Amendment, with the actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, result in, constitute or cause a breach of this Amendment.

16.    Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Amendment shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Amendment by “.pdf” format, scanned pages or electronic signature such as DocuSign shall be effective as delivery of a manually executed counterpart to this Amendment.

17.    Further Assurances. Subject to the terms and conditions of this Amendment, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Party’s obligations under this Amendment.

18.    Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Amendment and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger or the transactions contemplated by this Amendment are consummated.

19.    Assignment. No Party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Amendment without the consent of each other party hereto; provided, that Parent may assign its rights under this Amendment to any of its Affiliates in connection with the consummation of the Merger (provided such assignment is in connection with an assignment of the Merger Agreement to the same Affiliate). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Any purported assignment of this Amendment without the consent required by this Section 19 is null and void.

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned has executed this Amendment as of the day and year first above written.

EVO PAYMENTS, INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Title:	Chief Executive Officer

EVO INVESTCO, LLC.

By:	/s/ Kelli Sterrett
Name:	Kelli Sterrett
Title:	General Counsel & Secretary

By:	/s/ Thomas E. Panther
Name:	Thomas E. Panther
Title:	Chief Financial Officer

TRA PAYMENT RECIPIENTS

BLUEAPPLE, INC.

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Chief Executive Officer

MADISON DEARBORN CAPITAL PARTNERS VI-B, L.P.

By:	Madison Dearborn Partners VI-B, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

[Signatures continue on following page]

[Signature Page to TRA]

MADISON DEARBORN CAPITAL PARTNERS VI EXECUTIVE-B, L.P.

By:	Madison Dearborn Partners VI-B, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS VI-C, L.P.

By:	Madison Dearborn Partners VI-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

MDCP Cardservices LLC

By:	Madison Dearborn Capital Partners VI-B, L.P.
Its:	Controlling Member

By:	Madison Dearborn Partners VI-B, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Managing Director

[Signature Page to TRA]

Annex A

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